Exhibit 5.1

1251 Avenue of the Americas

New York, NY 10020

United States

+1 212 262 6700

www.lowenstein.com

May 22, 2026

VIDA Global Inc.

12160 W Parmer Ln, Ste 130-716

Cedar Park, TX 78613

Ladies and Gentlemen:

We have acted as counsel for VIDA Global Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 22, 2026 (the “Registration Statement”), covering the registration for resale of up to 1,369,561 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), on behalf of the selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Second Amended and Restated Certificate of Incorporation as currently in effect, and the Company’s Amended and Restated Bylaws as currently in effect, (ii) the Registration Statement and the Prospectus, (iii) the Company’s 2022 Equity Incentive Plan, as amended (the “2022 Plan”), and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the 2022 Plan, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP